SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

             Certification and Notice of Termination of Registration under 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty
               to File Reports Under Sections 13 and 15(d) of the
                        Securities Exchange Act of 1934.


                        Commission File Number 333-72082


                       CITICORP MORTGAGE SECURITIES, INC.
           (Issuer in respect of the REMIC Pass-Through Certificates)
           ----------------------------------------------------------
             (Exact name of registrant as specified in its charter)


                          12855 North Outer Forty Drive
                            St. Louis, Missouri 63141
                                 (314) 851-6305
          -------------------------------------------------------------
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                 REMIC Pass-Through Certificates, Series 2002-6
            --------------------------------------------------------
            (Title of each class of securities covered by this Form)


                                 Not Applicable
   ---------------------------------------------------------------------------
   (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d)remains)


         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

      Rule 12g-4(a)(1)(i)       [ ]        Rule 12h-3(b)(1)(ii)      [ ]
      Rule 12g-4(a)(1)(ii)      [ ]        Rule 12h-3(b)(2)(i)       [ ]
      Rule 12g-4(a)(2)(i)       [ ]        Rule 12h-3(b)(2)(ii)      [ ]
      Rule 12g-4(a)(2)(ii)      [ ]        Rule 15d-6                [x]
      Rule 12h-3(b)(1)(i)       [ ]


Approximate number of holders of record as of the certification or notice date: 18


      Pursuant to the requirements of the Securities Exchange Act of 1934, Citicorp Mortgage Securities, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Dated as of: January 13, 2003                BY:   /s/ Michael J. Tarpley
                                                   --------------------------
                                                       Michael J. Tarpley
                                                       Assistant Secretary